news                                                           UNIT CORPORATION
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                                                          1000 Kensington Tower
                                                        7130 South Lewis Avenue
                                                          Tulsa, Oklahoma 74136
                                                         Telephone 918 493-7700
                                                               Fax 918 493-7714


                               Contact:     Larry D. Pinkston
                                            Vice President, Treasurer
                                            and Chief Financial Officer
                                            (918) 493-7700

For Immediate Release...
August 19, 2002


                 UNIT CORPORATION ANNOUNCES CLOSE OF ACQUISITION

     Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today that it has completed the acquisition of twenty drilling rigs and related equipment. The total consideration paid by Unit was 7.22 million shares of Unit Corporation common stock and $4.5 million. Of the acquired rigs, all of which are operational, 15 are currently under contract. The rigs range in horsepower from 650 to 2,000 with 15 having a horsepower rating of 1,000 or more. Twelve of the rigs are SCR electric. Depth capacities range from 12,000 to 25,000 feet. With the close of this transaction, Unit's rig fleet now consists of 75 drilling rigs, 52 of which are currently operating. One of the agreements includes an option whereby Unit has the exclusive first option to purchase any additional rigs constructed by the seller within the next three years.

     John G. Nikkel, President and Chief Executive Officer, said, "This transaction benefits Unit because the rigs complement our existing fleet and enhance our presence in our current markets. Fifteen of the twenty rigs will be operating in the Anadarko Basin and five rigs will be in the Gulf Coast Basin."

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         Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and natural gas exploration, production and contract drilling. Unit's Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit our website at http://www.unitcorp.com.
         This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the closing of the transaction described in this release, anticipated financial results of the company, future rig utilization and dayrates, anticipated oil and natural gas prices, development, operational, implementation and opportunity risks, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially from those expected.